Exhibit 10.4

FOURTH AMENDMENT TO CREDIT AGREEMENT

This Fourth Amendment to Credit Agreement (this “Amendment”) is entered into as of April 6, 2015, by and between WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”) and NIMBLE STORAGE, INC., a Delaware corporation (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Credit Agreement dated as of October 1, 2013 (as amended from time to time, including by that certain First Amendment to Credit Agreement dated as of April 23, 2014, that certain Second Amendment to Credit Agreement dated as of June 17, 2014 and that certain Third Amendment to Credit Agreement dated as of September 19, 2014, collectively, the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1. Section 1.1(a) of the Agreement hereby is amended and restated in its entirety to read as follows:

“(a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including October 1, 2016, not to exceed at any time the outstanding principal amount of Fifteen Million Dollars ($15,000,000) (“Line of Credit”), the proceeds of which shall be used for general corporate purposes, including working capital. Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of the Closing Date (“Revolving Line of Credit Note”), all terms of which are incorporated herein by this reference.”

2. Section 1.1(c) of the Agreement hereby is amended and restated in its entirety to read as follows:

“(c) Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue standby letters of credit for the account of Borrower (each, a “Letter of Credit” and collectively, “Letters of Credit”); provided however, that the aggregate undrawn amount of all outstanding Letters of Credit (the “Letters of Credit Sublimit”) shall not at any time exceed Two Million Dollars ($2,000,000.00). The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion. Each Letter of Credit shall be issued for a term not to exceed three hundred sixty five (365) days, as designated by Borrower; provided however, if on the Line of Credit maturity date (or the effective date of any termination of this Agreement) there are any outstanding Letters of Credit, Borrower shall provide to Bank cash collateral in an amount equal to at least one hundred percent (100%) of the face amount of any such Letter of Credit, plus all interest, fees and costs due or to become due in connection therewith to secure the obligations related to such Letter of Credit. The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by Bank in connection with the issuance thereof. Each drawing paid under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such drawing.”

3. Section 4.9(a) of the Agreement hereby is amended and restated in its entirety to read as follows:

“(a) Minimum Modified Quick Ratio. A Modified Quick Ratio of not less than 1.25 to 1.00 at any time, measured quarterly, with “Modified Quick Ratio” defined as (i) the aggregate of cash and Borrower’s net accounts receivable (or the accounts receivable that are reported on the balance sheet), divided by (ii) (X) Current Liabilities minus (Y) Deferred Revenue, with “Current Liabilities” defined as all obligations and liabilities of Borrower to Bank, plus, without duplication, the aggregate amount of Borrower’s obligations that should, under GAAP, be classified as current liabilities on Borrower’s consolidated balance sheet, including all Indebtedness (defined in Section 5.4), but excluding all other subordinated debt, that mature within one (1) year, and with “Deferred Revenue” defined as current amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.”

4. Borrower’s address, as found in Section 7.2 of the Agreement, hereby is amended and restated in its entirety to read as follows:

“NIMBLE STORAGE, INC.

211 RIVER OAKS PARKWAY

SAN JOSE, CA 95134”

5. No course of dealing on the part of Bank or its officers, nor any failure or delay in the exercise of any right by Bank, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right. Bank’s failure at any time to require strict performance by Borrower of any provision shall not affect any right of Bank thereafter to demand strict compliance and performance. Any suspension or waiver of a right must be in writing signed by an officer of Bank.

6. Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.

7. Borrower represents and warrants that the Representations and Warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

8. As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank:

(a) this Amendment, duly executed by Borrower; and

(b) all reasonable fees and expenses incurred through the date of this Amendment, which may be debited from Borrower’s account at Bank.

9. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

NIMBLE STORAGE, INC.

By:	/s/ Anup Singh
Title:	CFO

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Megan Mix
Title:	VP

[Signature Page to Fourth Amendment to Credit Agreement]

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